EXHIBIT 5.1

ArentFox Schiff LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606

312.258.5500 MAIN 312.258.5600 FAX

afslaw.com

October 19, 2022
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146

Ladies and Gentlemen:
We have acted as counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with a registration statement on Form S-3ASR (File No. 333-234207) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 15, 2019 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of the Company’s General Mortgage and Refunding Securities. The Company filed a new Form S-3 registration statement (File No. 333-267865) with the Commission on October 13, 2022. Pursuant to Rule 415(b)(5), the Company may continue to offer and sell its General Mortgage and Refunding Securities under the Registration Statement until the earlier of the effective date of the new registration statement and 180 days after October 15, 2022.
We have also acted as counsel to the Company in connection with the issuance and sale by the Company to the underwriters of $400,000,000 aggregate principal amount of the Company’s 5.90% General and Refunding Mortgage Notes, Series GG, due 2053 (the “Notes”) in an underwritten public offering pursuant to an underwriting agreement, dated October 17, 2022, among the Company and the several underwriters named therein (the “Underwriting Agreement”) and a prospectus dated October 15, 2019, as supplemented by a prospectus supplement dated October 17, 2022. The Notes will be issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented to the date hereof (the “Indenture”), and an officer’s certificate (the “Officer’s Certificate”), as described in the Indenture, establishing the form and terms of the Notes.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Officer’s Certificate, the form of the Notes and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as

October 19, 2022

originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.
In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same and (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.
We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.
Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Notes, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinions set forth above are subject to the following qualifications:
A.    The opinions expressed herein are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).
B.    The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the federal securities laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.
The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

October 19, 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated October 17, 2022 with respect to the Notes and the prospectus dated October 15, 2019 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

ARENTFOX SCHIFF LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus